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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

Contacts:
SDL, INC.                                       FINANCIAL RELATIONS BOARD
Donald R. Scifres, Chairman and CEO             Lisa Horn Chainey (general info)
Michael L. Foster, VP Finance and CFO           Susan Katz (investor contact)
(408) 943-9411                                  (415) 986-1591


         SDL ANNOUNCES THE CLOSING OF ACQUISITION OF VERITECH MICROWAVE

SAN JOSE, CALIFORNIA - APRIL 3, 2000 - SDL, Inc. (Nasdaq: SDLI) announced today the closing of the previously announced acquisition of Veritech Microwave, Inc. As required by the merger agreement signed on February 28, 2000, SDL has issued
3.0 million shares of SDL, Inc. stock in exchange for all of the stock of Veritech. SDL Veritech, located in South Plainfield, New Jersey, is a leading manufacturer of high speed optoelectronic modules for long haul undersea and terrestrial fiber optic transmission systems. The acquisition will further SDL's position in high performance OC-192, 10 Gb/s module level transmitter and receiver products, and is expected to provide the functionality and performance required by SDL's large base of dense wavelength division multiplexing (DWDM) customers.

SDL's products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, dense wavelength division multiplexing (DWDM), cable television and satellite communications applications. They enable customers to meet the bandwidth needs of increasing Internet, data, video and voice traffic by expanding their fiber optic communications networks much more quickly and efficiently than would be possible using conventional electronic and optical technologies. SDL's optical products also serve a variety of non-communications applications, including materials processing and printing. Additional information about SDL, Inc. is available on the Internet at www.sdli.com.

Statements in this press release which are not historical including statements regarding SDL's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the SDL Veritech's leading position as a manufacturer of high speed optoelectronic modules, the ability of the merged companies to further SDL's position in performance module level transmitter and receiver products, and the expected provision via the acquisition of the functionality and performance required by SDL's customers. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include the failure to successfully incorporate the acquired business, and risks related to uncertainties in or failure to meet customer product specifications and market requirements, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K and 10-K/A for the year ended January 1, 1999. and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.

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            For more information on SDL, Inc. at no cost, please call
            800-PRO-INFO (U.S.) or 732-544-2850 (Int'l), ticker SDLI.